NATIONWIDE LIFE INSURANCE COMPANY

10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223

RETIREMENT INCOME DEVELOPERSM OPTION

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the GLWB Option Specifications Page (“Option Specifications Page”).

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract. Terms not defined in this option have the meaning given to them in the Contract.

This option provides a guaranteed lifetime withdrawal benefit even if the Contract Value is reduced to zero due to: (i) Standard Adviser Fees, (ii) the additional charge for this option, or (iii) negative investment experience and/or lifetime withdrawals. A one-time Non-Lifetime Withdrawal is also permitted subject to the terms of this option. There is an additional charge for this option.

This option is irrevocable. However, the purpose of the guaranteed withdrawal benefit provided under this option is to provide security through an available Lifetime Withdrawal Amount for the Determining Life, and if applicable the Joint Determining Life. Therefore, the option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in item #4 of the Termination section of this option.

Warnings:

●	The Income Benefit Base cannot be Surrendered as a lump sum and is not payable as a Death Benefit.

●	Surrenders and/or election of the Non-Lifetime Withdrawal could reduce future benefits under this option by more than the dollar amount of the Surrender.

●	Surrenders prior to age 59 1/2 may result in the immediate application of taxes and penalties under Section 72 of the Internal Revenue Code (“Code”).
●

Unless Standard Adviser Fees or Excess Adviser Fees are withdrawn or a Non-Lifetime Withdrawal is requested, the first Surrender after the Lifetime Withdrawal Availability Date constitutes the first Lifetime Withdrawal, even if such Surrender is taken to meet minimum distribution requirements under the Code.

●

The withdrawal privilege for required minimum distributions for the Contract under the Code, as described in the Excess Surrender subsection of the Calculation of the Income Benefit Base section, is not available during the calendar year of the Option Effective Date.

●	After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments. See the Option Requirements and Restrictions section for additional details.

Definitions

The following definitions are added to the Contract:

Annual Adviser Fee Allowance - Is equal to the Annual Adviser Fee Allowance Percentage shown on the Option Specifications Pages multiplied by the average daily Contract Value as of the Valuation Date that the partial Surrender to pay investment advisory fees is taken, adjusted for partial Surrenders taken to pay investment advisory fees during the current Contract Year. The Annual Adviser Fee Allowance is determined on the Valuation Date each such partial Surrender occurs as an annualized rate of the average Contract Value of the current Contract Year.

Determining Life - The person designated as Contract Owner on the application (Annuitant in the event of a non-natural Contract Owner).

Early Surrender - Any Surrender taken before the Lifetime Withdrawal Availability Date.

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Excess Adviser Fee - The portion of each partial Surrender from the Contract to pay investment advisory fees in excess of the Standard Adviser Fee for the current Contract Year.

Excess Surrender - The amount of any Surrender, other than a Non-Lifetime Withdrawal, taken after the Lifetime Withdrawal Availability Date that exceeds the Lifetime Withdrawal Amount.

Income Benefit Base - The value calculated under this option that is multiplied by the Lifetime Withdrawal Percentage to determine the Lifetime Withdrawal Amount.

Joint Determining Life - The spouse of the Determining Life upon whose lifetime withdrawals under this option may also be based. A Joint Determining Life may only be named when the Joint Option is elected.

Joint Option - An election allowing the spouse of the Determining Life to be named as a Joint Determining Life.

Lifetime Withdrawal(s) - Surrender of all or a portion of the Lifetime Withdrawal Amount.

Lifetime Withdrawal Amount - The maximum amount that can be Surrendered as a Lifetime Withdrawal each calendar year after the Lifetime Withdrawal Availability Date without reducing the Income Benefit Base. It is calculated by multiplying the Income Benefit Base by the Lifetime Withdrawal Percentage. See the Calculation of the Lifetime Withdrawal Amount section of this option for details.

Lifetime Withdrawal Availability Date - The date the Determining Life, or younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1/2.

Lifetime Withdrawal Percentage - A specified percentage based on the Option Age and the age of the Determining Life at the time the first Lifetime Withdrawal is taken. In cases where the Joint Option has been elected, the Lifetime Withdrawal Percentage will be determined based on the younger of the Determining Life and Joint Determining Life, at the time the first Lifetime Withdrawal is taken. Please refer to the applicable Lifetime Withdrawal Percentages table in the Option Specifications Page.

Non-Lifetime Withdrawal - A one-time only election to have the first Surrender after the Non-Lifetime Withdrawal Availability Date not treated as a Lifetime Withdrawal. See the Non-Lifetime Withdrawal section of this option for details.

Non-Lifetime Withdrawal Availability Date - The later of the first Option Anniversary or the Lifetime Withdrawal Availability Date.

Option Age - The number of completed years measured from the Option Effective Date stated in the Option Specifications Page.

Option Anniversary - Each recurring one-year anniversary beginning with the Option Effective Date.

Option Year - Beginning with the Option Effective Date, each one-year period this option remains in-force.

Original Income Benefit Base - The Contract Value on the Option Effective Date.

Permitted Investment Options - Sub-Accounts and/or asset allocation models Nationwide designates for availability with this option. The Fixed Account, if available, is not a Permitted Investment Option, i.e. Purchase Payments cannot be allocated to nor Contract Value transferred to or from the Fixed Account, except that, for Contracts that offer the Fixed Account, it is available as the originating account for dollar cost averaging for lifetime income option programs.

Standard Adviser Fee - A partial Surrender from the Contract to pay investment advisory fees that is less than or equal to the Annual Adviser Fee Allowance for the current Contract Year.

Reports

Before the first Lifetime Withdrawal is taken, the annual report provided for in the Contract will include the Income Benefit Base as of the end of the then current calendar year and the Lifetime Withdrawal Amount available for the earliest possible Lifetime Withdrawal. After the first Lifetime Withdrawal is taken, the annual report will include the Lifetime Withdrawal Amount and the then current Income Benefit Base.

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Additional Charge

Nationwide will deduct an additional charge for this option, up to the Guaranteed Maximum Charge for GLWB Option without the Joint Option shown on the Option Specifications Pages. The additional charge for this option is assessed as a percentage of the then current Income Benefit Base on each Option Anniversary. A prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary.

If the Joint Option is elected, Nationwide will deduct a charge in addition to the base charge under this option and/or offer lower Lifetime Withdrawal Percentages. If a charge is assessed for the Joint Option, it will be up to the difference between (i) the Guaranteed Maximum Charge for GLWB Option with the Joint Option, and (ii) the Guaranteed Maximum Charge for GLWB Option without the Joint Option. The Guaranteed Maximum Charge for GLWB Option with the Joint Option is shown on the Option Specifications Pages. If a charge is assessed for the Joint Option, it is also assessed as a percentage of the then current Income Benefit Base on each Option Anniversary, and a prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary. Lifetime Withdrawal Percentages with and without election of the Joint Option are stated in the Option Specifications Page.

The initial GLWB Option charge on the Option Effective Date is stated in the Contract Specifications Page and is guaranteed under the conditions stated in this option and in effect when it was issued. The guaranteed maximum charges for the GLWB Option and the Joint Option are stated in the Option Specifications Page.

Utilization of non-automatic resets of the Income Benefit Base, as described in the Non-Automatic Reset section of this option, may increase the GLWB Option charge, subject to the maximum charge stated in this option.

Option Requirements and Restrictions

The following apply to this option:

(1)	This option is only available to Contracts with a Determining Life no older than the Maximum Determining Life Issue Age (shown on the Option Specification Page) on the date the application is signed;

(2)

This option is not available to a beneficially owned Contract - a Contract that is inherited or established by a Beneficiary who continues to hold the Contract as a Beneficiary (as opposed to treating the Contract as his/her own) for tax purposes;

(3)

After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments for all Nationwide issued contracts with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life. Any amount refused will be returned to the Contract Owner;

(4)

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any amount not accepted will be returned to the Contract Owner;

(5)

Nationwide may restrict the availability of this option in conjunction with other options that may be offered under the Contract. Other options that are not available for election in conjunction with this option are identified in the application;

(6)

For Contracts that otherwise offer the Fixed Account, it is not available with this option, except as the originating account for any dollar cost averaging program offered in conjunction with this option (for additional information, see the Fixed Account Endorsement if applicable);

(7)	The Determining Life cannot be changed;

(8)	The manner in which the Contract Value, Death Benefit, or any other benefits or values described in the Contract or any other option are calculated is not modified by this option;

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(9)	Additional Purchase Payments are permitted as long as the Contract Value is greater than zero and will increase the Income Benefit Base by the amount of the Purchase Payment submitted.

(10)	Once the Contract Value falls to zero, Surrenders in excess of the Lifetime Withdrawal Amount are no longer permitted.

(11)

As with any Surrender, Surrender of the Lifetime Withdrawal Amount and the Non-Lifetime Withdrawal, if taken, will reduce the Contract Value, Death Benefit, and any other benefits and values as described in the Contract or any other option; and

(12)	Allocations to and transfers among the investment options are limited as provided in the Investment Allocation and Transfer Restrictions section of this option.

Joint Option

The Joint Option feature is available for all contract types except Charitable Remainder Trusts. For all other contract types, the applicant may elect the feature only at the time this GLWB Option is elected. If elected, this feature allows the survivor of the Determining Life and Joint Determining Life to continue to receive, for the duration of his/her lifetime, the Lifetime Withdrawal Amount.

In order to take advantage of this additional benefit the following will apply:

(1)	The spouse of the Determining Life must be named as the Joint Determining Life and cannot be changed;

(2)	The Joint Determining Life must be no older than the Maximum Joint Determining Life Issue Age (shown on the Option Specification Page) on the date the application is signed;

(3)

For Contracts with a non-natural owner, the Determining Life and Joint Determining Life must be named as Co-Annuitants, except in the case of a non-natural Contract Owner and/or Joint Owner, and where the Spousal Protection Death Benefit Feature (payment of a Death Benefit on both spouses) is not used, the Determining Life and Joint Determining Life must be named as the Annuitant and Contingent Annuitant and as the only Beneficiaries. In this case, one Death Benefit is paid when the last survivor of the Annuitant and Contingent Annuitant dies;

(4)

The Determining Life and Joint Determining Life must be named as the only Beneficiaries. Any other named parties to the Contract, except for Contingent Beneficiaries, must be the Determining Life or Joint Determining Life; and

(5)

If both the Determining Life and Joint Determining Life are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose life any annuity payments involving life contingencies depend. For a Contract issued as an IRA or Roth IRA, only the person for whom the IRA or Roth IRA was established may be named.

Termination of the Joint Option

Once the Joint Option is elected, it can only be removed from the Contract prior to the first Lifetime Withdrawal and if Nationwide is provided with proof of divorce, annulment, or dissolution of the marriage between the Determining Life and Joint Determining Life.

If the Joint Option is removed, any additional charge assessed for it will end and the applicable Lifetime Withdrawal Percentages will be those that would have applied if the Joint Option had never been elected.

If the Joint Option is removed from the Contract, it may not be re-elected or added to cover a subsequent spouse.

Investment Allocation and Transfer Restrictions

Nationwide will restrict the allocation of Purchase Payments and transfers of Contract Value to Permitted Investment Options in conjunction with this option. Nationwide also reserves the right to restrict allocations to Permitted Investment Options in which the Contract Owner is already invested after the election of this option. Nationwide may substitute Permitted Investment Options available to the Contract Owner in the event any previous Permitted Investment Option(s) are no longer available to the Variable Accounts or Nationwide’s management determines that any previous Permitted Investment Option(s) are no longer appropriate for the purposes of the Contract or this option. The Contract Owner will be notified in writing of any changes to the Permitted Investment Options. Certain Sub-Accounts within the Permitted Investment Options additionally impose a Low-Cost Fee Fund Fee as described in the Low-Cost Fund Fee subsection of the Contract Expenses section of the Contract.

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Calculation of the Lifetime Withdrawal Amount

At any time after the Lifetime Withdrawal Availability Date, the Contract Owner may, but is not required to, begin taking Surrenders from the Contract. Nationwide will Surrender amounts proportionally from each elected Permitted Investment Option.

At the time of the first Lifetime Withdrawal, the Lifetime Withdrawal Percentage is established in accordance with the applicable table in the Option Specifications Page based on whether or not the Joint Option has been elected. Once the Lifetime Withdrawal Percentage is established it will be multiplied by the then current Income Benefit Base to determine the dollar value of the Lifetime Withdrawal Amount for the current calendar year. If the Option Effective Date is within the same calendar year as the first Lifetime Withdrawal, the Lifetime Withdrawal Amount for the first calendar year will be prorated based upon the number of calendar days from the Option Effective Date to the end of the calendar year.

When the Lifetime Withdrawal Percentage is established, it will not be subject to any change as long as the Contract and this option remain in-force. The Lifetime Withdrawal Amount may be taken during each calendar year beginning with the first Surrender and is non-cumulative. This means any part of the Lifetime Withdrawal Amount not taken during a given calendar year cannot be added to the available Lifetime Withdrawal Amount in any later calendar years.

If the Lifetime Withdrawal Amount is scheduled to be $100 or less, Nationwide may require the interval of payment to be modified so the Lifetime Withdrawal Amount will equal more than $100. In no case will scheduled Lifetime Withdrawals be modified to an interval greater than annual.

An Early Surrender, Excess Surrender, Excess Adviser Fee, or election of the Non-Lifetime Withdrawal will affect calculation of the Income Benefit Base and may therefore decrease the Lifetime Withdrawal Amount. See the sections below for additional details.

Calculation of the Income Benefit Base

Calculation Before Lifetime Withdrawals Begin

On the Option Effective Date, the Original Income Benefit Base equals the Contract Value.

Each time the Income Benefit Base is recalculated, as described below, the resulting Income Benefit Base becomes the current Income Benefit Base.

Thereafter, the current Income Benefit Base equals the highest Contract Value on any Option Anniversary plus Purchase Payments submitted, minus adjustments for applicable Early Surrenders, Non-Lifetime Withdrawal, and Excess Adviser Fees.

If at any time prior to the first Lifetime Withdrawal, the Contract Value is equal to zero, no further recalculations of the Income Benefit Base will be performed. The Lifetime Withdrawal Amount will be established using the current Income Benefit Base.

Additional Purchase Payments

Additional Purchase Payments are permitted as long as the Contract Value is greater than zero. Additional Purchase Payments will increase the Income Benefit Base by the amount of the Purchase Payment submitted.

Early Surrender

Early Surrenders will reduce the Income Benefit Base by the greater of the following two amounts, including any taxes:

(1)	the gross dollar amount of the Early Surrender; or

(2)	a figure representing the proportional amount of the Early Surrender. This amount is determined by the following formula:

gross dollar amount of the Early Surrender	X	current Income Benefit Base prior to the Early Surrender
Contract Value

Non-Lifetime Withdrawal

This option permits a one-time only election to designate the first Surrender taken on or after the Non-Lifetime Withdrawal Availability Date as the Non-Lifetime Withdrawal. The Non-Lifetime Withdrawal does not establish the Lifetime Withdrawal Percentage. The Non-Lifetime Withdrawal is subject to the following:

(1)	The Surrender request must be submitted in writing after the Non-Lifetime Withdrawal Availability Date;

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(2)	The request must state that the Surrender is being requested as a Non-Lifetime Withdrawal; and

(3)	The Income Benefit Base in effect on the date of the Non-Lifetime Withdrawal will be reduced proportionally by the gross amount of the Non-Lifetime Withdrawal, including any taxes, as follows:

gross dollar amount of the Non-Lifetime Withdrawal	X	current Income Benefit Base prior to the Non-Lifetime Withdrawal
Contract Value

If the Contract Owner begins taking Lifetime Withdrawals, the right to take a Non-Lifetime Withdrawal is forfeited.

Excess Adviser Fees

Excess Adviser Fees taken prior to the Lifetime Withdrawal Availability Date will reduce the Income Benefit Base by the greater of the following two amounts, including any taxes:

(1)	the gross dollar amount of the Excess Adviser Fees; or

(2)	a figure representing the proportional amount of the Excess Adviser Fees. This amount is determined by the following formula:

gross dollar amount of the Excess Adviser Fees	X	current Income Benefit Base prior to the Excess Adviser Fee
Contract Value (reduced by Standard Adviser Fees withdrawn)

Calculation After Lifetime Withdrawals Begin

After the first Lifetime Withdrawal, the Income Benefit Base is not subject to change, except due to Excess Surrenders, Excess Adviser Fees, additional Purchase Payments, or reset opportunities (see the Reset Opportunities section of this option for additional details).

Excess Surrender

If an Excess Surrender is taken in any calendar year, the Income Benefit Base will immediately be reduced by the greater of the following two amounts, including any taxes:

(1)	the gross dollar amount of the Excess Surrender; or

(2)	a figure representing the proportional amount of the Excess Surrender. This amount is determined by the following formula:

gross dollar amount of the Excess Surrender	X	current Income Benefit Base prior to the Excess Surrender
Contract Value (reduced by the Lifetime Withdrawal Amount)

Notwithstanding the above, if required minimum distributions for the Contract under Code will not be met for the calendar year by Surrendering the available Lifetime Withdrawal Amount, the Determining Life, or Joint Determining Life, if applicable, will be permitted to Surrender Contract Value in excess of the Lifetime Withdrawal Amount without reducing the Income Benefit Base. This option is not permitted for beneficially owned Contracts. Nationwide may eliminate this right if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This right is not available in the calendar year of the Option Effective Date.

Once the Contract Value falls to zero, Excess Surrenders are no longer permitted.

Standard Adviser Fees and Excess Adviser Fees

To take partial Surrenders to pay investment advisory fees, the investment adviser and Contract Owner must complete an authorization form specified by Nationwide. Partial Surrenders to pay investment advisory fees will reduce the Contract Value by the gross dollar amount withdrawn.

After the first Lifetime Withdrawal, Standard Adviser Fees will not reduce the Income Benefit Base.

If Excess Adviser Fees are withdrawn in any calendar year after the first Lifetime Withdrawal, the Income Benefit Base will immediately be reduced by the greater of the following two amounts, including any taxes:

(1)	the gross dollar amount of the Excess Adviser Fees; or

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(2)	a figure representing the proportional amount of the Excess Adviser Fees. This amount is determined by the following formula:

gross dollar amount of the Excess Adviser Fees	X	current Income Benefit Base prior to the Excess Adviser Fee
Contract Value (reduced by Standard Adviser Fees withdrawn)

Once the Contract Value falls to zero, partial Surrenders for Standard Adviser Fees or Excess Adviser Fees are no longer permitted.

For purposes of the withdrawal privilege for required minimum distributions under the Code, Standard Adviser Fees and Excess Adviser Fees are permitted, provided that the Contract Value is greater than zero. Standard Adviser Fees taken for purposes of the withdrawal privilege will not negatively impact the Income Benefit Base; however, Excess Adviser Fees will reduce the Income Benefit Base as described in the subsection above. Nationwide may eliminate this right if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This right is not available during the calendar year of the Option Effective Date. This right is also not available for beneficially owned Contracts.

Increase by Purchase Payment

Subsequent Purchase Payments to the Contract will increase the Income Benefit Base by the amount of the Purchase Payment submitted and any credits applied.

However, once the Contract Value falls to zero, the Determining Life, or Joint Determining Life if applicable is no longer permitted to submit additional Purchase Payments or take Surrenders in excess of the current calculated Lifetime Withdrawal Amount.

Reset Opportunities

Unless you instruct otherwise, automatic resets will occur on each Option Anniversary prior to the first Lifetime Withdrawal. Thereafter, resets will be automatic until the current charge or the list of Permitted Investment Options associated with this option change. In the event the charge or the list of Permitted Investment Options associated with this option change, the reset opportunities are no longer automatic.

At the time of a reset, Nationwide will compare the then current Income Benefit Base and the Contract Value. If the Contract Value is greater, the Income Benefit Base will be reset to equal that Contract Value.

Any increase in the Lifetime Withdrawal Amount due to a reset is available in the calendar year of the reset.

Automatic Reset

On any Option Anniversary while automatic resets are in effect, Nationwide will perform the reset comparison and increase the Income Benefit Base if applicable.

The Contract Owner, Annuitant in the case of a non-natural Contract Owner, may elect in writing to discontinue the automatic reset feature. You may subsequently elect in writing to resume the reset feature.

Non-Automatic Reset

In the event the charge or the list of Permitted Investment Options associated with this option change after the first Lifetime Withdrawal, the reset opportunities are no longer automatic. However, Nationwide will provide written notice to the Contract Owner on or about the Option Anniversary, provided that the Contract Value exceeds the Income Benefit Base on the Option Anniversary. The notice will include information about the then current Contract Value, Income Benefit Base, charge, and list of Permitted Investment Options. Nationwide will also provide the Contract Owner with instructions on how to communicate an election to reset the Income Benefit Base.

If made, such election must be received within 60 days after this Option Anniversary. The reset of the Income Benefit Base, if elected, will be subject to the current charge and current list of Permitted Investment Options associated with this option.

If Nationwide does not receive an election from the Determining Life to reset the Income Benefit Base within 60 days after the Option Anniversary, Nationwide will not reset the Income Benefit Base and future automatic resets will cease unless resumed as provided below.

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Following rejection of a non-automatic reset, Nationwide will provide written notice of subsequent reset opportunities on or about the Option Anniversary. Such notices will be sent to the Contract Owner provided the Contract is otherwise eligible and in-force.

In the event a non-automatic reset is elected, automatic resets will resume as provided in this option unless the Contract Owner, Annuitant in the case of a non-natural Contract Owner, instructs otherwise in writing.

Note: Nationwide may offer later versions of this option on a prospective basis to new purchasers with different charges and/or benefits. Later versions do not constitute changes to previously issued options unless expressly stated.

Termination

This option ends upon the earliest of the following:

(1)	a full Surrender of the Contract;

(2)

the death of the Determining Life or, if the Joint Option is elected, the available Lifetime Withdrawal Amount ends upon the death of the last survivor of the Determining Life and the Joint Determining Life;

(3)	Annuitization of the Contract; or

(4)	if the Contract Owner is changed or the Contract is assigned, this option will terminate, except in the following circumstances:

(a)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Determining Life to a custodian, or from a custodian to the Determining Life;

(c)

the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(d)	the change is merely the removal of a Contract Owner where the Contract is jointly owned.

In addition, if an Early Surrender, Excess Surrender, Excess Adviser Fee, or Non-Lifetime Withdrawal reduces the Income Benefit Base to zero, the Contract will terminate and all benefits under this option will end.

If this option terminates for any reason, the additional charge will also terminate.

Annuity Purchase Rates

Notwithstanding any guaranteed annuity purchase rates stated in the Contract, the annuity purchase rates available on the Annuity Commencement Date will not provide less income than the Lifetime Withdrawal Amount in effect at the time of Annuitization.

Executed for Nationwide by:

Secretary	President

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RETIREMENT INCOME DEVELOPERSM OPTION SPECIFICATIONS PAGE

Option Effective Date:

Parties to the Contract:

Determining Life:

Joint Determining Life:

Determining Life Date of Birth:

Joint Determining Life Date of Birth:

Contract Requirements:

Maximum Determining Life Issue Age:

Maximum Joint Determining Life Issue Age:

Annual Adviser Fee Allowance Percentage:

Option Charges:

Guaranteed Maximum Charge for GLWB Option without the Joint Option:	of the then current Income Benefit Base deducted on each Option Anniversary

Guaranteed Maximum Charge for GLWB Option with the Joint Option:	of the then current Income Benefit Base deducted on each Option Anniversary

The initial option charge on the Option Effective Date is guaranteed under the conditions stated in this option and in effect when it was issued. Utilization of non-automatic resets of the Income Benefit Base, as described in the Non-Automatic Reset section of this option, may increase the option charge, subject to the maximum charge stated in the option.

Purchase Payment Limits:

After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments for all Nationwide issued contracts with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life. Any amount refused will be returned to the Contract Owner.

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any amount not accepted will be returned to the Contract Owner.

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GLWB LIFETIME WITHDRAWAL PERCENTAGES TABLES

Lifetime Withdrawal Percentages if the Joint Option is not elected:

Age of the Determining Life*	Lifetime Withdrawal Percentage if Option Age is less than 5 Option Years	Lifetime Withdrawal Percentage if Option Age is greater than or equal to 5 Option Years
59 1/2	4.00%	4.50%
60	4.00%	4.50%
61	4.00%	4.50%
62	4.00%	4.50%
63	4.00%	4.50%
64	4.00%	4.50%
65	4.50%	5.00%
66	4.50%	5.00%
67	4.50%	5.00%
68	4.50%	5.00%
69	4.50%	5.00%
70	4.50%	5.00%
71	4.50%	5.00%
72	4.50%	5.00%
73	4.50%	5.00%
74	4.50%	5.00%
75	5.00%	5.50%
76	5.00%	5.50%
77	5.00%	5.50%
78	5.00%	5.50%
79	5.00%	5.50%
80	5.00%	5.50%
81	5.50%	6.00%
82	5.50%	6.00%
83	5.50%	6.00%
84	5.50%	6.00%
85	5.50%	6.00%
86	5.50%	6.00%
87	5.50%	6.00%
88	5.50%	6.00%
89	5.50%	6.00%
90+	5.50%	6.00%

*The age used to determine the Lifetime Withdrawal Percentage is the applicable age on the date of the first Lifetime Withdrawal.

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Lifetime Withdrawal Percentages if the Joint Option is elected:

Age of the younger of the Determining Life or Joint Determining Life*	Lifetime Withdrawal Percentage if Option Age is less than 5 Option Years	Lifetime Withdrawal Percentage if Option Age is greater than or equal to 5 Option Years
59 1/2	3.75%	4.25%
60	3.75%	4.25%
61	3.75%	4.25%
62	3.75%	4.25%
63	3.75%	4.25%
64	3.75%	4.25%
65	4.25%	4.75%
66	4.25%	4.75%
67	4.25%	4.75%
68	4.25%	4.75%
69	4.25%	4.75%
70	4.25%	4.75%
71	4.25%	4.75%
72	4.25%	4.75%
73	4.25%	4.75%
74	4.25%	4.75%
75	4.75%	5.25%
76	4.75%	5.25%
77	4.75%	5.25%
78	4.75%	5.25%
79	4.75%	5.25%
80	4.75%	5.25%
81	5.25%	5.75%
82	5.25%	5.75%
83	5.25%	5.75%
84	5.25%	5.75%
85	5.25%	5.75%
86	5.25%	5.75%
87	5.25%	5.75%
88	5.25%	5.75%
89	5.25%	5.75%
90+	5.25%	5.75%

*The age used to determine the applicable Lifetime Withdrawal Percentage is the applicable age on the date of the first Lifetime Withdrawal.

ICC18-VARR-0119AO	11	(Compact - Standard) (2/2019)